Third Amendment to Agreement


This Third Amendment, executed as of the 11th day of February, 1997 is made by and between Aetna Life Insurance and Annuity Company ("AETNA") and Calvert Asset Management Company ("CALVERT").

WHEREAS, AETNA and CALVERT are parties to an Agreement dated March 13, 1989 and amended as of December 27, 1993 and January 1, 1996 (the "Agreement"); and

WHEREAS, AETNA and CALVERT now desire to modify the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and provisions expressed herein, the parties agree as follows:

      1. Shares of Calvert Responsibly Invested Balanced Series of Acacia Capital Corporation's Calvert Responsibly Invested (CRI) Portfolios shall be made available to serve as underlying investment media within Variable Annuity Contracts offered by AETNA in Internal Revenue Code
          (IRC) Section 403(b), 457, 401(a) and 401(k) plans.

      2. All references in the Agreement to Internal Revenue Code (IRC) 403(b) and/or 457 plans shall be deemed to also include IRC Section 401(a) and 401(k) plans.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first written above.



                                            CALVERT ASSET MANAGEMENT
                                            COMPANY, INC.

Attest: /s/ Susan Walker Bender             By: /s/William M. Tartihoff


                                            AETNA LIFE INSURANCE AND
                                            ANNUITY COMPANY

Attest: /s/ Mary K. Johnson                 By: /s/ Laura R. Estes